Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	Investor-relations@levi.com		kmarubio@levi.com
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2011 FINANCIAL RESULTS
Net Revenue Up In All Regions
SAN FRANCISCO (April 12, 2011) — Levi Strauss & Co. (LS&Co.) today announced financial results for the first quarter ended February 27, 2011 and filed its first quarter 2011 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended		% Increase
	February 27,	February 28,
($ millions)	2011	2010	As Reported
Net revenues	$1,121	$1,035	8%
Net income	$41	$56	(28)%
Net revenues increased eight percent on both reported and constant-currency bases, reflecting sales growth in each region. Increased net revenues were primarily in the Levi’s® brand through global expansion and performance of the company’s brand-dedicated retail network and performance at wholesale in the Americas.
First quarter net income attributable to the company was $41 million, a decline of $16 million compared with last year. Net income declined primarily due to a decline in the company’s gross margin and a non-operating charge from the company’s foreign exchange management activities.
“We made progress executing against our strategic initiatives and drove sales growth across all regions in the first quarter,” said John Anderson, president and chief executive officer. “We continued to offer consumers innovative products by introducing the fourth revolutionary fit for women in our Levi’s® Curve ID collection as well as launching Levi’s® Water<Less™ jeans, which are setting a new green standard. In addition, our Dockers® team expanded its distribution channel to reach more consumers in a wider range of stores.”
-more-

LS&Co. Q1 2010 Results/Add One
April 12, 2011
In a separate release today, the company announced the future launch of Denizen™ in North America.
“During the quarter, we also continued the rollout of our newest brand Denizen™ to address the growing markets in China and India,” added Anderson. “With more than 100 Denizen™ stores in Asia, we’re now looking forward to bringing the brand to consumers in the United States and Mexico this summer.”
First-Quarter 2011 Highlights
▪	Gross profit in the first quarter increased to $558 million compared with $533 million for the same period in 2010. Gross margin for the first quarter was 49.8 percent of revenues compared with 51.5 percent of revenues in the same quarter of 2010. Decline in gross margin was primarily due to higher sales allowances and discounts in both the Levi’s® and Dockers® brands to increase sales and manage inventory. Gross margin benefited from increased revenue contribution from the company’s retail stores.

▪	Selling, general and administrative (SG&A) expenses for the first quarter increased in-line with the growth in net revenues, to $459 million from $426 million in the same period of 2010. Higher SG&A was primarily due to additional selling expenses related to the expansion of the company-operated retail operations.

▪	Operating income declined from $107 million to $99 million as benefits from the increase in net revenues were offset by the lower gross margin and continued investment in the company’s retail network.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
	February 27,	February 28,	As	Constant
Net Revenues ($ millions)	2011	2010	Reported	Currency
Americas	$592	$545	9%	8%
Europe	$312	$306	2%	6%
Asia Pacific	$217	$184	18%	12%
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LS&Co. Q1 2011 Results/Add Two
April 12, 2011
▪	Higher net revenues in the Americas were due to the Levi’s® brand, which had higher sales in both the company’s retail stores as well as the wholesale channel. In addition, online revenue grew.

▪	Net revenues in Europe increased due to the expansion and improved performance of the company-operated retail network and higher sales to franchised stores. The sales growth reflected the success of the Levi’s® Curve ID collection for women.

▪	Net revenues in Asia Pacific increased primarily due to the continued expansion of the company’s brand-dedicated retail network in China and India, as well as other emerging markets.
Cash Flow and Balance Sheet
At February 27, 2011, cash and cash equivalents were $249 million, complemented by $298 million available under the company’s revolving credit facility. Cash provided by operating activities was $46 million, compared with $76 million for the same period in 2010, reflecting the company’s inventory build and an increased contribution to its pension plans. During the first quarter of 2011, the company paid a $20 million dividend; in 2010, the company’s dividend payment of $20 million was made in the second quarter. Net debt at the end of the first quarter of 2011 was $1.63 billion, compared to $1.59 billion at the end of 2010.
“We’re pleased with the progress we made in the first quarter towards driving long-term growth,” said Blake Jorgensen, chief financial officer. “Looking ahead, we’re focused on investing behind our strategic initiatives, as we navigate challenging conditions for the apparel industry.”
Investor Conference Call
The company’s first-quarter 2011 investor conference call will be available through a live audio Webcast at http://us.meeting-stream.com/levistraussco_041211 today, April 12, 2011, at 1 p.m. Pacific / 4 p.m. Eastern. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 18, 2011 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 55616794.
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LS&Co. Q1 2011 Results/Add Three
April 12, 2011
Forward Looking Statement
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2010, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of February 27, 2011, the company operated 482 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 27,	November 28,
	2011	2010
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$249,113	$269,726
Restricted cash	3,563	4,028
Trade receivables, net of allowance for doubtful accounts of $27,826 and $24,617	463,836	553,385
Inventories:
Raw materials	5,691	6,770
Work-in-process	9,666	9,405
Finished goods	608,960	563,728

Total inventories	624,317	579,903
Deferred tax assets, net	141,088	137,892
Other current assets	102,652	106,198

Total current assets	1,584,569	1,651,132
Property, plant and equipment, net of accumulated depreciation of $699,906 and $683,258	497,345	488,603
Goodwill	242,482	241,472
Other intangible assets, net	81,894	84,652
Non-current deferred tax assets, net	561,792	559,053
Other assets	114,516	110,337

Total assets	$3,082,598	$3,135,249

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$43,375	$46,418
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,828	1,777
Accounts payable	203,472	212,935
Other accrued liabilities	240,324	275,443
Accrued salaries, wages and employee benefits	168,090	196,152
Accrued interest payable	36,440	9,685
Accrued income taxes	22,299	17,115

Total current liabilities	715,828	759,525
Long-term debt	1,832,324	1,816,728
Long-term capital leases	3,315	3,578
Postretirement medical benefits	144,332	147,065
Pension liability	367,169	400,584
Long-term employee related benefits	94,093	102,764
Long-term income tax liabilities	50,313	50,552
Other long-term liabilities	53,587	54,281

Total liabilities	3,260,961	3,335,077

Commitments and contingencies
Temporary equity	9,911	8,973

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,318,279 shares and 37,322,358 shares issued and outstanding	373	373
Additional paid-in capital	19,737	18,840
Retained Earnings	53,757	33,346
Accumulated other comprehensive loss	(271,658)	(272,168)

Total Levi Strauss & Co. stockholders’ deficit	(197,791)	(219,609)
Noncontrolling interest	9,517	10,808

Total stockholders’ deficit	(188,274)	(208,801)

Total liabilities, temporary equity and stockholders’ deficit	$3,082,598	$3,135,249

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 27,	February 28,
	2011	2010
	(Dollars in thousands)
	(Unaudited)
Net sales	$1,099,885	$1,016,007
Licensing revenue	20,808	19,199

Net revenues	1,120,693	1,035,206
Cost of goods sold	562,726	502,278

Gross profit	557,967	532,928
Selling, general and administrative expenses	459,093	425,677

Operating income	98,874	107,251
Interest expense	(34,866)	(34,173)
Other income (expense), net	(5,959)	12,463

Income before income taxes	58,049	85,541
Income tax expense	18,881	29,672

Net income	39,168	55,869
Net loss attributable to noncontrolling interest	1,507	485

Net income attributable to Levi Strauss & Co.	$40,675	$56,354

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 27,	February 28,
	2011	2010
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$39,168	$55,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,390	25,524
Asset impairments	596	580
Gain on disposal of property, plant and equipment	(59)	(121)
Unrealized foreign exchange losses (gains)	6,650	(12,677)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	5,723	2,364
Employee benefit plans’ amortization from accumulated other comprehensive loss	793	944
Employee benefit plans’ curtailment (gain) loss, net	(16)	100
Amortization of deferred debt issuance costs	1,058	1,144
Stock-based compensation	1,841	1,586
Allowance for doubtful accounts	3,028	1,306
Change in operating assets and liabilities:
Trade receivables	87,388	78,826
Inventories	(43,962)	(20,683)
Other current assets	3,313	(11,326)
Other non-current assets	(5,350)	(6,103)
Accounts payable and other accrued liabilities	(11,799)	(18,224)
Income tax liabilities	3,799	15,591
Accrued salaries, wages and employee benefits and long-term employee related benefits	(74,259)	(42,332)
Other long-term liabilities	(359)	3,220
Other, net	83	(61)

Net cash provided by operating activities	46,026	75,527

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(40,498)	(36,365)
Proceeds from sale of property, plant and equipment	76	914
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(5,723)	(2,364)
Other	—	(114)

Net cash used for investing activities	(46,145)	(37,929)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(456)	(454)
Short-term borrowings, net	(2,261)	8,884
Restricted cash	618	(32)
Repurchase of common stock	(245)	—
Dividends to stockholders	(20,023)	—

Net cash (used for) provided by financing activities	(22,367)	8,398

Effect of exchange rate changes on cash and cash equivalents	1,873	(1,431)

Net (decrease) increase in cash and cash equivalents	(20,613)	44,565
Beginning cash and cash equivalents	269,726	270,804

Ending cash and cash equivalents	$249,113	$315,369

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$5,009	$26,283
Income taxes	11,933	16,500
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.